Exhibit 99

                 Gateway Financial Reports Record Second Quarter
                     Net Income of $463 Thousand, Up 83.7%

                                             Pre-tax Income Up 152.0%

    ELIZABETH CITY, N.C., July 21 /PRNewswire-FirstCall/ -- Gateway Financial Holdings, Inc. (Nasdaq: GBTS), the holding company for Gateway Bank & Trust Co. reported net income for the quarter ended June 30, 2004 of $463 thousand, an increase of $211 thousand, or 83.7%, over the $252 thousand reported for the quarter ended June 30, 2003. Earnings for the second quarter of 2004 included federal income tax expense of $172 thousand vs. $-0- for the second quarter of 2003. Pre-tax income was $635 thousand, an increase of $383 thousand, or 152.0% over the second quarter of 2003. Diluted earnings per share were $0.11, an increase of $0.04, or 57.1%, from the $0.07 reported in the prior-year period.
    Net income for the six months ended June 30, 2004 was $824 thousand, an increase of $390 thousand or 89.9% over the $434 thousand reported in the prior year six-month period. Net income for the first six months of 2004 included federal income tax expense of $269 thousand vs.$-0- in the prior six-month period. Pre-tax income was $1.1 million, an increase of $659 thousand, or 151.8%, over the prior-year period. Diluted earnings per share were $0.20 compared to $0.13 for the prior-year period, an increase of $0.07 or 53.8%.
    D. Ben Berry, Chairman, President, and CEO, commented, "We achieved record earnings this quarter, even as we continued to make significant investments in our franchise. Our outstanding growth is driven by strong loan demand in our markets, as small and mid-sized businesses are attracted to our combination of lending expertise and high-quality service. This quarter, we added a total of $17.7 million in additional regulatory capital to strengthen our capital base and support further growth initiatives. Proceeds of approximately $7.0 million were received through the issuance of floating rate trust preferred securities closed this quarter. An additional $10.7 million was received from the conversion of outstanding warrants to common shares during the quarter. As of July 2, 2004, over 99% of outstanding warrants were converted providing $12.2 million of common equity.
    "Our branch expansion strategy has required significant investment in infrastructure. We believe this investment positions us well for future earnings improvements as well as enhanced franchise and shareholder value. During the first quarter of 2004, we opened our eleventh financial center, in Virginia Beach. Our twelfth financial center, in Nags Head, North Carolina, will open in late July or early August. During the second quarter, we announced an agreement to purchase three branches with total deposits of approximately $132 million. We expect to complete this acquisition during the fourth quarter of this year. These branches will further expand our market presence in Hampton Roads and in Elizabeth City. By year-end 2005, we plan to have 20 full-service offices in the Greater Hampton Roads market of Virginia and the Northeast coastal region of North Carolina."
    Total revenue, comprised of net interest income and non-interest income, was $4.4 million in the second quarter of 2004, an increase of 42.3% over the $3.1 million earned during the prior-year period. Net interest income increased 56.5% to $2.9 million, reflecting a combination of 37.6% growth in average earning assets and a 41 basis point increase in the net interest margin, to 3.55%. Mr. Berry noted, "Our strong growth in net interest income was a function of both loan growth and margin expansion. Approximately 71% of our loans carry adjustable rates, positioning us well for the rising interest rate environment."
    Non-interest income for the three months ended June 30, 2004 was $1.4 million, an increase of $257 thousand or 22.0% over the $1.2 million reported for the prior-year period. Excluding gains on the sale of securities, non-interest income increased 34.0% over the prior-year period. Mr. Berry noted that since the Company's inception, it has actively pursued additional non-interest income sources in order to diversify its revenue stream. The increases primarily reflect double-digit growth in income from service charges on deposit accounts, up $151 thousand or 72.2%; insurance operations, up $151 thousand or 36.8%; and brokerage operations, up $58 thousand or 116.0%; partially offset by a decline in mortgage banking revenue, down $117 thousand or 36.1%, reflecting the current mortgage loan environment.
    Non-interest expense for the second quarter of 2004 was $3.4 million, an increase of $942 thousand, or 37.7%, above the prior-year period. Virtually all of this increase supports Gateway's present and future expansion initiatives. According to Mr. Berry, "Gateway is well on its way to building an infrastructure to support a $1 billion bank. Our expansion plans include opening nine new branches in 2004-2005, so we hire opportunistically when we find the right people." Personnel expenses increased 37.8% above second quarter 2003, reflecting the addition of 47 new FTE employees, which includes branch staffing, compliance and operations staff. Despite these expansion initiatives, Gateway's efficiency ratio improved to 79.3% compared with 81.2% for the second quarter of 2003.
    Regarding Gateway's asset quality, Mr. Berry stated, "We are pleased in our successful efforts to maintain excellent asset quality. Net charge-offs are low compared to our peers, and our loan loss reserves comfortably cover nonperforming assets. These results reflect the success of our conservative lending philosophy, which we have adhered to since our inception." Non-performing assets were $1.3 million, or 0.32% of total assets, at June 30, 2004, compared with $1.2 million, or 0.48%, last year. Subsequent to quarter-end, Gateway received an $861 thousand payoff on its largest non-performing loan. The Company realized an annualized net recovery for the second quarter of $14 thousand, compared with annualized net charge-offs of $10 thousand for the prior-year period. The level of loan and lease loss reserve was $3.4 million, or 1.10% of total loans and leases at June 30, 2004, equivalent to 267.8% of nonperforming loans.
    At June 30, 2004, total assets were $396.8 million, an increase of $119.6 million, or 43.1% over the $277.2 million reported for June 30, 2003. Loans increased $108.5 million or 54.2% to $308.7 million, funded primarily by growth in deposits. Deposits increased 37.5% to $294.9 million, led by a 108.3% increase in Money Market and NOW accounts, and a 65.5% increase in non-interest bearing demand deposits. Core deposits now comprise 57.0% of total deposits, compared with 40.8% twelve months ago. Borrowings, including the new $7.0 million issue of trust preferred securities, totaled $63.8 million on June 30, 2004, an increase of $26.9 million, or 72.9%, from June 30, 2003.
    Shareholders' equity at June 30, 2004 was $37.1 million, a twelve-month increase of $12.6 million, or 51.3%. Stockholders' equity equaled 8.7% of total assets on June 30, 2004. Total risk-based capital was 15.87% of total assets on June 30, 2004, well in excess of the "well-capitalized" threshold. Mr. Berry concluded, "We continue to invest in the Company's franchise to support revenue and earnings growth. Our success reflects a well-defined growth strategy coupled with a commitment to an exceptional level of service that cannot be met by our competitors."

    About the Company
    Gateway Financial Holdings, Inc., with $397 million in assets as of June 30, 2004, is a fast-growing financial services company headquartered in Elizabeth City, North Carolina. It is the parent company of Gateway Bank & Trust Co., a full-service community bank with a total of eleven offices in Elizabeth City (2), Edenton, Kitty Hawk, Plymouth and Roper, North Carolina, and in Chesapeake (2) and Virginia Beach (3), Virginia. The Bank also provides insurance through its Gateway Insurance Services, Inc. subsidiary and brokerage services through its Gateway Investment Services, Inc. subsidiary. The common stock of the Corporation is traded on the Nasdaq Small Cap market under the symbol GBTS. Please visit our web site at http://www.gatewaybankandtrust.com

    Forward-Looking Statements
    Statements contained in this news release, which are not historical facts, are forward looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. Amounts herein could vary as a result of market and other factors. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Commission from time to time. Such forward-looking statements may be identified by the use of such words as "believe," "expect," "anticipate," "should," "planned," "estimated," and "potential." Examples of forward-looking statements include, but are not limited to, estimates with respect to the financial condition, expected or anticipated revenue, results of operations and business of the Company that are subject to various factors which could cause actual results to differ materially from these estimates. These factors include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, loan demand, real estate values, and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory, and technological factors affecting the Company's operations, pricing, products and services. The Company undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this release.


                       GATEWAY FINANCIAL HOLDINGS, INC.
                      CONSOLIDATED FINANCIAL HIGHLIGHTS
                                 (Unaudited)

                                                                      Quarterly
                                                    2nd Qtr           1st Qtr
    (dollars in thousands except per share data)     2004              2004

    EARNINGS
       Net interest income                          $2,946             2,603
       Provision for loan and lease losses            $300               275
       NonInterest income                           $1,427             1,150
       NonInterest expense                          $3,438             3,020
       Net income                                     $463               361
       Basic earnings per share                      $0.12              0.11
       Diluted earnings per share                    $0.11              0.09
       Average shares outstanding                3,758,068         3,363,745
       Average diluted shares outstanding        4,217,821         3,885,560

    PERFORMANCE RATIOS
       Return on average assets                      0.49%             0.43%
       Return on average common equity               6.42%             5.69%
       Net interest margin (fully tax-
        equivalent)                                  3.55%             3.47%
       Efficiency ratio                             79.30%            80.47%
       Full-time equivalent employees                  152               129

    CAPITAL
       Average equity to average assets              7.70%             7.56%
       Tier 1 leverage capital ratio                12.44%             9.10%
       Tier 1 risk-based capital ratio              14.10%            10.33%
       Total risk-based capital ratio               15.87%            11.38%
       Book value per share                          $7.43              7.70
       Cash dividend per share                       $0.00              0.00

    ASSET QUALITY
       Gross loan charge-offs                          $12                70
       Net loan charge-offs                           $(14)              (56)
       Net loan charge-offs to average loans         0.00%            -0.02%
       Allowance for loan and lease losses          $3,404             3,090
       Allowance for loan losses to total loans      1.10%             1.14%
       Past due and nonaccrual loans and leases     $1,271               952
       Past due and nonaccrual loans to
        total loans                                  0.41%             0.35%
       Other real estate and repossessed assets         $0                 0

    END OF PERIOD BALANCES
       Loans and leases                           $308,694           269,993
       Total earning assets (before allowance)    $350,824           319,304
       Total assets                               $396,797           353,267
       Deposits                                   $294,927           263,271
       Shareholder's equity                        $37,119            26,301

    AVERAGE BALANCES
       Loans and leases                           $288,941           246,541
       Total earning assets (before allowance)    $333,085           300,500
       Total assets                               $375,775           337,304
       Deposits                                   $296,557           275,191
       Shareholder's equity                        $28,930            25,501


                       GATEWAY FINANCIAL HOLDINGS, INC.
                      CONSOLIDATED FINANCIAL HIGHLIGHTS
                                 (Unaudited)

                                                         Quarterly
    (dollars in thousands except per          4th Qtr     3rd Qtr     2nd Qtr
     share data)                                2003        2003        2003

    EARNINGS
       Net interest income                     2,347       2,129       1,903
       Provision for loan and lease losses       300         325         325
       NonInterest income                      1,157       1,245       1,170
       NonInterest expense                     2,768       2,719       2,496
       Net income                                436         330         252
       Basic earnings per share                 0.13        0.10        0.08
       Diluted earnings per share               0.12        0.09        0.07
       Average shares outstanding          3,325,320   3,314,306   3,313,674
       Average diluted shares outstanding  3,684,681   3,592,862   3,407,901

    PERFORMANCE RATIOS
       Return on average assets                0.55%       0.45%       0.39%
       Return on average common equity         7.01%       5.38%       4.17%
       Net interest margin (fully tax-
        equivalent)                            3.36%       3.19%       3.14%
       Efficiency ratio                       79.00%      80.59%      81.22%
       Full-time equivalent employees            123         118         105

    CAPITAL
       Average equity to average assets        7.81%       8.31%       9.25%
       Tier 1 leverage capital ratio           9.33%       9.92%       8.31%
       Tier 1 risk-based capital ratio        11.59%      11.53%       9.67%
       Total risk-based capital ratio         12.68%      12.56%      10.69%
       Book value per share                     7.51        7.37        7.40
       Cash dividend per share                  0.00        0.00        0.00

    ASSET QUALITY
       Gross loan charge-offs                    125          66          10
       Net loan charge-offs                      124          66          10
       Net loan charge-offs to average loans   0.05%       0.03%       0.01%
       Allowance for loan and lease losses     2,759       2,583       2,272
       Allowance for loan losses to total
        loans                                  1.19%       1.18%       1.13%
       Past due and nonaccrual loans and
        leases                                 1,210       1,206       1,341
       Past due and nonaccrual loans to
        total loans                            0.52%       0.55%       0.67%
       Other real estate and repossessed
        assets                                     0           0           0

    END OF PERIOD BALANCES
       Loans and leases                      231,740     218,917     200,199
       Total earning assets (before
        allowance)                           283,437     272,051     254,978
       Total assets                          314,826     303,033     277,208
       Deposits                              238,452     216,076     214,482
       Shareholder's equity                   24,971      24,506      24,532

    AVERAGE BALANCES
       Loans and leases                      228,000     208,924     185,821
       Total earning assets (before
        allowance)                           277,799     260,994     241,881
       Total assets                          316,172     292,884     261,908
       Deposits                              202,594     185,987     174,207
       Shareholder's equity                   24,682      24,350      24,233


                                         GATEWAY FINANCIAL HOLDINGS, INC.
                                          CONSOLIDATED REPORTS OF INCOME

                       THREE MONTHS  THREE MONTHS   SIX MONTHS    SIX MONTHS
                          ENDED         ENDED         ENDED         ENDED
                      June 30, 2004 June 30, 2003 June 30, 2004 June 30, 2003
                         (Unaudited) (Unaudited) (Unaudited) (Unaudited)
                           ($,000)       ($,000)       ($,000)       ($,000)
    INTEREST INCOME
       Loans and
        leases,
        including fees      $4,009        $2,711        $7,519        $5,197
       Investment
        securities             377           471           817           967
       Interest-
        earning bank
        deposits                 5             4            13            12
       Other interest
        and dividends           28            24            60            49
          Total
           interest
           income            4,419         3,210         8,409         6,225

    INTEREST EXPENSE
       Deposits              1,067         1,044         2,095         2,073
       Short-term
        borrowings              38            13            44            25
       Federal Home
        Loan Bank
        advances               270           250           537           478
       Trust preferred
        securities              98             0           184             0
          Total
           interest
           expense           1,473         1,307         2,860         2,576

          Net interest
           income            2,946         1,903         5,549         3,649

       Provision for
        loan and lease
        losses                 300           325           575           575

          Net interest
           income after
           provision for
           loan and lease
           losses            2,646         1,578         4,974         3,074

    NON INTEREST INCOME
       Service charges
        on accounts            360           209           665           393
       Net gain on sales
        of securities           20           120           140           120
       Other income          1,047           841         1,772         1,590
          Total non
           interest
           income            1,427         1,170         2,577         2,103

    NON INTEREST EXPENSE
       Salaries and
        benefits             1,897         1,377         3,455         2,552
       Occupancy and
        equipment              689           423         1,367           794
       Data processing fees    127            96           257           223
       Other expense           725           600         1,379         1,174
          Total non
           interest
           expense           3,438         2,496         6,458         4,743

          Income before
           federal income
           tax                 635           252         1,093           434

       Federal income
        tax expense            172             0           269             0

          Net income          $463          $252          $824          $434


       Basic earnings
        per share            $0.12         $0.08         $0.23         $0.13

       Diluted earnings
        per share            $0.11         $0.07         $0.20         $0.13

       Average shares
        outstanding      3,758,068     3,313,674     3,562,917     3,313,674

       Average diluted
        shares
        outstanding      4,217,821     3,407,901     4,054,551     3,362,520


                        GATEWAY FINANCIAL HOLDINGS, INC.
                           CONSOLIDATED BALANCE SHEETS

                                           JUNE 30,  DECEMBER 31,  JUNE 30,
                                             2004        2003        2003
                                          (Unaudited) (Audited) (Unaudited)
                                            ($,000) ($,000) ($,000)
    ASSETS
       Cash and due from banks               $19,888      $7,676      $8,722
       Interest-earnings deposits in
        other banks                            3,459       5,152       2,438
       Federal funds sold                          0           0           0
          Total cash and cash equivalents     23,347      12,828      11,160

       Securities available for sale          35,509      43,773      50,214
       Securities held to maturity                 0           0           0
       Federal Home Loan Bank stock            2,440       2,050       1,660
       Federal Reserve Bank stock                722         722         467

       Total loans and leases                308,694     231,740     200,199
       Allowance for loan and lease losses    (3,404)     (2,759)     (2,272)
          Total loans and leases, net        305,290     228,981     197,927

       Premises and equipment, net            13,013      11,967      11,217
       Bank owned life insurance policies      7,281       7,106           0
       Accrued interest receivable             1,505       1,301       1,269
       Other assets                            7,690       6,098       3,294

          Total assets                      $396,797    $314,826    $277,208

    LIABILITIES AND STOCKHOLDERS' EQUITY
       Deposits:
          Noninterest-bearing                $53,910     $37,454     $32,581
          Interest-bearing                   241,017     200,998     181,901
             Total deposits                  294,927     238,452     214,482

       Securities sold under agreements
        to repurchase                              0           0           0
       Federal funds purchased                     0       6,000       3,701
       Federal Home Loan Bank advances        48,800      36,000      33,200
       Trust preferred securities             15,000       8,000           0
       Other borrowed money                        0           0           0
       Accrued expenses and other
        liabilities                              951       1,403       1,293
             Total liabilities               359,678     289,855     252,676

    SHAREHOLDERS' EQUITY
       Common stock                           37,008      24,896      24,784
       Retained earnings                         723        (102)       (868)
       Accumulated other comprehensive
        income                                  (612)        177         616
          Total shareholders' equity          37,119      24,971      24,532

          Total liabilities and
           shareholders' equity             $396,797    $314,826    $277,208

SOURCE  Gateway Financial Holdings, Inc.
    -0-                             07/21/2004
    /CONTACT: D. Ben Berry, Chairman, President and CEO, or Mark A. Holmes, Senior Executive Vice President and CFO, of Gateway Financial Holdings, Inc., +1-252-334-1511/
    /First Call Analyst: /
    /FCMN Contact:  /
    /Web site:  http://www.gatewaybankandtrust.com /
    (GBTS)

CO:  Gateway Financial Holdings, Inc.
ST:  North Carolina
IN:  FIN
SU:  ERN